Exhibit 10.15

Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of November 9, 2005 (“Effective Date”), by and between IT&E International Group (“Company”) and Gene Resnick, M.D. (“Executive”).

RECITALS

A.                                   Company and Executive entered into an Asset Purchase Agreement, dated as of the date hereof.

B.                                     Company desires to retain the services of Executive, and Executive is willing to provide such services to the Company.

C.                                     Company and Executive desire to enter into this Agreement to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

The parties hereby agree as follows:

1.                                       Duties.

1.1.                              Position.  Executive shall serve as Senior Vice President of IT & E of the Company and President of the Millennix Division of the Company and shall have the duties and responsibilities incident to such position and such other duties as may be determined in consultation with the Company’s Board of Directors (“Board of Directors”).  Executive shall perform faithfully, cooperatively and diligently all of his job duties and responsibilities.

1.2.                              Best Efforts.  Executive will expend his best efforts on behalf of Company in connection with his employment and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances.

2.                                       Employment Term.  The term of Executive’s employment under this Agreement shall commence as of the Effective Date and shall continue until that date which is twenty four (24) months after the Effective Date (the “Employment Term”), unless earlier terminated by either the Executive or the Company.

3.                                       Compensation.

3.1.                              Base Salary.  As compensation for Executive’s performance of his duties hereunder, Company shall pay to Executive an initial base salary of Twenty Thousand Dollars ($20,000) per month, which if annualized, would represent Two Hundred Forty Thousand Dollars ($240,000) (“Annual Base Salary”), payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.

3.2.                              Annual Bonus.  In addition to the Annual Base Salary, Executive shall be eligible to receive an annual cash bonus in an amount consistent with the annual cash bonus provided to the other executives of the Company, as determined by the

Board of Directors based upon the satisfaction of certain objective criteria and performance standards established by the Board of Directors (the “Annual Bonus”).

3.3.                              Stock Options.  On the Effective Date, Executive will be granted an option to purchase One Million (1,000,000) shares of the Company’s Common Stock pursuant to the Company’s 2005 Equity Incentive Plan, with an exercise price equal to the fair market value of the Company’s Common Stock on the Effective Date.  Executive shall be eligible to receive stock options, restricted stock or other equity incentive grants pursuant to one or more equity incentive plans offered by the Company from time to time, subject to the approval of the Board of Directors.  Any and all stock options previously granted to Executive by Company will continue to vest throughout the Employment Term.

4.                                       Health and Welfare Benefit Plans.  The Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under health and welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical prescription, dental disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to employees of the Company.

5.                                       Customary Benefits.  Executive shall be entitled to all customary and usual fringe benefits and shall be entitled to participate in all savings and retirement plans, practices, policies and programs generally applicable to employees of the Company and that are in effect during the Employment Term, subject to the terms and conditions of Company’s benefit plan documents, as applicable.  Company reserves the right to change or eliminate the fringe benefits or plans, practices and programs on a company-wide, prospective basis, at any time.

6.                                       Business Expenses.  Executive shall be entitled to receive prompt reimbursement for all reasonable, out-of-pocket business expenses incurred in the performance of his duties on behalf of Company.  To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.

7.                                       Vacation.  Executive shall be entitled to an aggregate of twenty nine (29) days of paid vacation and sick days each calendar year in accordance with the Company’s plans, policies and programs then in effect.

8.                                       Severance Package Upon Termination of Employment Other Than for Cause.  If the Company terminates Executive’s employment without Cause or Executive resigns as an employee of the Company for Good Reason, Company agrees to provide Executive with the Severance Package described in section 8.1 below in accordance with the payment schedule set forth in section 8.2 below, provided Executive agrees to comply with all of the conditions set forth in section 8.3 below.

8.1.                              Description of Severance Package.  The “Severance Package” will consist of:

(a)                                  all Accrued Obligations (defined below);

(b)                                 a “Severance Payment” equal to the greater of: (i) the amount of Executive’s then in effect Base Salary that would have been payable to Executive if Executive had been employed by the Company from the Date of Termination through the end of the Employment Term, or (ii) an amount equal to one (1) year of Executives then in effect Base Salary; and

(c)                                  Upon termination of employment, the Executive will be allowed to continue in the Company’s group health insurance plan at the Executive’s own expense for up to eighteen (18) months, in accordance with applicable law (COBRA).  However, if the Executive elects COBRA coverage, the Company will pay the first twelve (12) months of COBRA coverage.

8.2.                              Payment Schedule.  The Severance Package will be paid less required deductions for state and federal withholding tax, social security and all other employment taxes as required by law.  The Accrued Obligations described in section 8.1(a) will be paid within fifteen (15) days after the Date of Termination, unless otherwise required by law.  The Severance Payment described in section 8.1(b) will be payable in equal installments in accordance with the normal payroll practices of the Company from the Date of Termination through the end of the Employment Term or one (1) year after the Date of Termination, whichever is applicable (the “Severance Period”), with the first installment to be paid on the payroll date immediately following the later of the Date of Termination or the date Executive executes the General Release (as defined herein).  The payments to be made under Section 8.1(c) above shall be made in accordance with the terms of the applicable plan or policy.

8.3.                              Conditions to Receive Severance Package.  Executive will receive the Severance Package described above only if he complies with all of the following conditions and continues to comply with the following for the duration of the Severance Period:

(a)                                  Executive executes a full general release in favor of the Company (the “General Release”) in the form attached hereto as Exhibit A;

(b)                                 Executive reaffirms in writing and complies with the Non-Competition and Non-Solicitation Agreement between Executive and the Company (the “Non-Competition Agreement”) in accordance with the terms thereof.

(c)                                  Executive complies with the Company’s then in effect trade secrets policies and any inventions and proprietary information agreement between Executive and the Company (the “Confidentiality Agreement”) in accordance with the terms thereof.

The Company’s obligation to make payments under this Section 8 shall cease if at any time Executive is not in compliance with any of the foregoing agreements.

9.                                       Nonqualified Deferred Compensation Plan.  To the extent any amount payable under a “nonqualified deferred compensation plan” (as defined in Section 409A of the U.S. Internal Revenue Code) following a “separation from service” (as defined in Section 409A of the U.S. Internal Revenue Code), then, notwithstanding any other provision of this Agreement to the contrary, such payment will not be made until the date that is six (6) months following

Executive’s separation from service, but only if the Executive is then deemed to be a “specified employee” under Section 409A of the U.S. Internal Revenue Code.

10.                                 Definitions.

10.1.                        Accrued Obligations.  For purposes of this Agreement, “Accrued Obligations” shall mean:  (i) payment of Executive’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and (ii) payment of any compensation previously deferred by Executive (together with any accrued interest thereon) and not yet paid by Company and any accrued vacation pay not yet paid by Company.

10.2.                        Cause.  For purposes of this Agreement, “Cause” shall mean: (i) any willful, material violation of any law or regulation applicable to the business of the Company or any subsidiary of the Company; (ii) conviction for, or guilty plea to, a felony or a crime involving moral turpitude, or any willful perpetration of a common law fraud; (iii) commission of an act of personal dishonesty which involves personal profit in connection with the Company or any subsidiary of the Company, or any other entity having a business relationship with the Company or any subsidiary of the Company; (iv) any material breach of any provision of any agreement or understanding between the Company or any subsidiary of the Company and Executive regarding the terms of Executive’s service as an employee, officer, director or consultant to the Company or any subsidiary of the Company, including without limitation, the willful and continued failure or refusal to perform the material duties required of Executive as an employee, officer, director or consultant of the Company or any subsidiary of the Company (other than as a result of disability) or a breach of any applicable creative works assignment and confidentiality agreement or similar agreement between the Company or any subsidiary of the Company and Executive; (v) disregard of the policies of the Company or any subsidiary of the Company, so as to cause material loss, damage or injury to the property, reputation or employees of the Company or any subsidiary of the Company if Executive has been given a reasonable opportunity to comply with such policy or cure his failure to comply; (vi) any breach of the Non-Competition Agreement; or (vii) any other misconduct by Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any subsidiary of the Company.

10.3.                        Disability.  For purposes of this Agreement, “Disability” shall mean if Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a physician selected by Company or its insurers and acceptable to Executive or Executive’s legal representative (such agreement as to acceptability not to be withheld unreasonably or delayed).

10.4.                        Good Reason.  For purposes of this Agreement, “Good Reason” shall mean:

(a)                                  A substantial diminution in Executive’s position, authority, duties or responsibilities as contemplated by Section 1 of this Agreement, excluding non-substantial changes in title or office, and excluding any isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive;

(b)                                 Any failure by Company to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by Company promptly after receipt of written notice thereof given by Executive; or

(c)                                  The Company requiring Executive to be based or spend a material amount of time at any office or location other than Purchase, New York.

11.                                 Notice of Termination.  Any termination by Company for Cause or by Executive for Good Reason shall be communicated by a “Notice of Termination” to the other party hereto given in accordance with Section 16.6 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which:  (i) indicates the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than fifteen (15) days after the giving of such notice).  The failure by Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of Executive or Company hereunder or preclude Executive or Company from asserting such fact or circumstance in enforcing Executive’s or Company’s rights hereunder.  Any termination by Company without Cause or by Executive without Good Reason must be preceded by thirty (30) days’ advance written notice in accordance with the terms of Sections 11 and 16.6 of this Agreement.

12.                                 Date of Termination.  “Date of Termination” means the date of death, Disability or the date of delivery of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that if Executive’s employment is terminated by Company other than for Cause or Executive resigns without Good Reason, the Date of Termination shall be at least thirty (30) days after the date of the applicable Notice of Termination.

13.                                 Confidentiality and Proprietary Rights.  Executive agrees to continue to abide by the Confidentiality Agreement, which is attached to this Agreement as Exhibit B.

14.                                 Nondisparagement.  Executive agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation, technology, products, practices or conduct of Company or any of Company’s officers or directors.  In addition, except as required by law, Executive shall not make any public statements regarding Company without the prior written approval of the Board of Directors.  Additionally, the Company agrees not to disparage, defame or make any negative or critical public statements, whether verbally or in writing, regarding the personal or business reputation of Executive.

15.                                 Injunctive Relief.  Executive acknowledges that Executive’s breach of the covenants contained in sections 8.3, 13 and 14 of this Agreement would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.

16.                                 General Provisions.

16.1.                        Successors and Assigns.  The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company.  Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

16.2.                        Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege; and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

16.3.                        Severability.  In the event any provision of this Agreement is found to be unenforceable, invalid or illegal by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable, invalid or illegal provision shall be deemed deleted, and the legality, validity and enforceability of the remaining provisions shall not be affected thereby.

16.4.                        Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review the Agreement and has had it reviewed and negotiated by legal counsel acting on his/her behalf, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.5.                        Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of New York, without reference to its conflicts of laws principles.

The Executive hereby agrees to submit to binding arbitration before the American Arbitration Association (which means A WAIVER OF THE EXECUTIVE’S RIGHT TO SUE IN COURT AND PROCEED BY A JUDGE OR JURY TRIAL) of all disputes and claims arising out of this Agreement.  The Executive further understands and agrees that the Executive shall execute the Company’s standard agreement to arbitrate, which is separate from this Agreement and may be contained in the Company’s Employee Handbook.  This Agreement will be the exclusive method to resolve all disputes or controversies that the Executive or the Company may have, whether or not arising out of the Executive’s employment or termination of that employment with the Company, except as provided in Section 15 hereof.  THE AGREEMENT TO ARBITRATE CONSTITUTES A WAIVER OF ANY RIGHT THAT THE EXECUTIVE OR THE COMPANY MAY HAVE TO LITIGATE ANY CLAIM IN COURT IN A JUDGE OR JURY TRIAL.

16.6.                        Notices.  All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (i) delivered by hand (with written confirmation of receipt); (ii) sent by facsimile (with written confirmation of receipt); or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service, return receipt requested, in each case to the appropriate addresses and facsimile numbers set forth below or on the signature pages hereto (or to such other address as a party may designate by notice to the other parties):

If to IT&E:	IT&E International Group
Attention: Peter Sollenne, Chief Executive Officer and Dave Vandertie, Chief Financial Officer
505 Lomas Santa Fe Drive, Suite 200
Solana Beach, California 92075
Telephone: (858) 777-1644
Facsimile: (858) 366-0961

with a required copy to:	Foley & Lardner LLP
Attention: Kenneth D. Polin, Esq.
402 West Broadway, Suite 2300
San Diego, California 92101
Telephone: (619) 234-6655
Facsimile: (619) 234-3510

If to Executive:	Gene Resnick, M.D.
Telephone:
Facsimile:

With a required copy to:	Herrick, Feinstein LLP
Attention: John Goldman, Esq.
2 Park Avenue
New York, New York
Telephone: (212) 592-1400
Facsimile: (212) 592-1500

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

16.7.                        Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties.  To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document.  Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

16.8.                        Survival.  Sections 8 (“Separation Package Upon Termination of Employment Other than for Cause”), 10 (“Definitions”), 13 (“Confidentiality and Proprietary Rights”), 14 (“Nondisparagement”), 15 (“Injunctive Relief”), 16 (“General Provisions”) and 17 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

17.                                 Entire Agreement.  This Agreement, including the Confidentiality Agreement attached as Exhibit A, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.  This Agreement may be amended or modified only with the written consent of Executive and the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Dated:	November 9, 2005	EXECUTIVE

/s/ Gene Resnick
Gene Resnick, M.D.

Dated:	November 9, 2005	IT&E International Group

		By:	/s/ Peter Sollenne
Peter Sollenne, Chief Executive Officer

EXHIBIT A

FORM OF GENERAL RELEASE

A-1

EXHIBIT B

CONFIDENTIALITY AGREEMENT

B-2